Exhibit 12
                                                                       8/6/2004
                               GULF POWER COMPANY
                               ------------------
              Computation of ratio of earnings to fixed charges for
                     the five years ended December 31, 2003
                       and the year to date June 30, 2004
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

                                                                                                                             Six
                                                                                                                           Months
                                                                                                                           Ended
                                                                                       Year ended December 31,            June 30,
                                                               --------------------------------------------------------------------
                                                                    1999       2000       2001       2002        2003        2004
                                                                    ----       ----       ----       ----        ----        ----
                                                               -------------------------------Thousands of Dollars-----------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                                   $  86,515   $  82,607   $  89,716   $104,397   $110,104    $  57,263
Interest expense, net of amounts capitalized                      26,860      28,086      25,034     31,452     31,069       17,179
Distributions on mandatorily redeemable preferred securities       6,200       6,200       6,477      8,524      7,085        1,113
AFUDC - Debt funds                                                     0         440       2,510      1,392        314          385
                                                               ---------   ---------   ---------   --------   ---------   ---------
Earnings as defined                                            $ 119,575   $ 117,333   $ 123,737   $145,765   $148,572    $  75,940
                                                               =========   =========   =========   ========   ========    =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                                     $  21,375   $  22,622   $  24,520   $ 28,815   $ 27,194    $  13,815
Interest on affiliated loans                                           0           0         396        629        202        1,218
Interest on interim obligations                                    2,371       2,804         768        446        197            0
Amort of debt disc, premium and expense, net                       1,989       2,047       2,059      2,591      2,895        1,553
Other interest charges                                             1,126       1,052        (199)       363        895          978
Distributions on mandatorily redeemable preferred securities       6,200       6,200       6,477      8,524      7,085        1,113
                                                               ---------    --------   ---------   --------   --------    ---------
Fixed charges as defined                                       $  33,061   $  34,725   $  34,021   $ 41,368   $ 38,468    $  18,677
                                                               =========   =========   =========   ========   =========   =========



RATIO OF EARNINGS TO FIXED CHARGES                                 3.62        3.38        3.64       3.52       3.86         4.07
                                                                   =====       =====       =====      =====      =====        ====
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